Exhibit 99.1

LOGO	LOGO

Contact:	Heather Van Ness
Roche
Phone: (973) 562-2203

Contact:	Robin Fastenau
Trimeris, Inc.
Phone: (919) 419-6050

Contact:	Janine DiComo
Manning Selvage & Lee
Phone: (212) 213-7468

FUZEON™ Granted Priority Review Status by U.S. FDA

— First HIV fusion inhibitor will have a target six month review period —

NUTLEY, NJ and DURHAM, NC (October 11, 2002)—Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced that the U.S. Food and Drug Administration (FDA) has notified the companies that the New Drug Application (NDA) for FUZEON™ (generic: enfuvirtide, formerly known as T-20) is fileable and has been granted priority review status. Designed for the treatment of HIV-1 in combination with other antiretroviral agents, FUZEON is the most clinically advanced in an investigational class of anti-HIV drugs called “fusion inhibitors.”

The priority review designation establishes a target six-month review period for the FUZEON NDA, which was submitted by Roche and Trimeris on September 16, 2002. The FDA will, therefore, take an action on the NDA by March 16, 2003 (the user fee action date). According to FDA policies and procedures, priority designation is granted to medications that, if approved, address unmet medical needs, offering a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention of a serious or life-threatening disease.

Unlike existing anti-HIV drugs that work inside the cell, FUZEON has a unique mechanism of action and is designed to block HIV before it enters the human immune cell. Consequently, FUZEON is active against HIV that is resistant to the currently available classes of anti-HIV drugs.

“The NDA submission for FUZEON was based on 24-week results of innovative and rigorous Phase III clinical trials in treatment-experienced patients. The granting of priority review status by the FDA is a critical milestone in bringing FUZEON to patients,” said Georges Gemayel, Vice President Specialty Care, Roche.

“If approved, FUZEON will represent a significant advance in the treatment of HIV,” said Dr. Dani Bolognesi, Chief Executive Officer, Trimeris. “Due to drug resistance and tolerability issues, the population of treatment-experienced patients in need of new therapies continues to grow. FUZEON has the potential to help address this unmet need.”

Phase III 24-Week Results

The filing submission for FUZEON was based on 24-week data from two large, international Phase III trials, TORO 1 and TORO 2 (TORO: “T-20 vs. Optimized Regimen Only.” In the TORO studies, combination therapy with FUZEON reduced HIV to undetectable levels in the blood in at least twice the percentage of patients and provided an improved immune response at 24 weeks, as compared to those who took combination therapy without FUZEON. FUZEON also provided a significant increase in CD4+ immune cells at 24 weeks.

Additional analyses of TORO 1 24-week data showed that the response of patients taking FUZEON plus an individualized background regimen surpassed that of patients on the individualized regimen alone regardless of patient demographics or treatment history.

More About FUZEON

FUZEON, a fusion inhibitor, is a self-administered twice-daily subcutaneous injection.

Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients had at least one local injection site reaction; however, these reactions were seldom treatment limiting, with only three percent of patients discontinuing treatment with FUZEON.

The addition of FUZEON to background antiretroviral therapy generally did not increase the frequency or the severity of the majority of adverse events. The absolute difference in the most common adverse events seen between FUZEON plus an individualized background regimen of antiretroviral drugs and individualized background regimen alone was less than five percent. The events most frequently reported in patients receiving FUZEON plus an individualized background regimen and higher in patients receiving FUZEON than in patients who received treatment without FUZEON were, headache, peripheral neuropathy, dizziness (excluding vertigo), insomnia, depression, appetite decrease, asthenia, myalgia, constipation and pancreatitis. The majority of adverse events were of mild or moderate intensity.

Access to FUZEON

As increasing numbers of patients with HIV are in need of new therapies, it is possible that demand for FUZEON may exceed supply at the projected time of launch in 2003. Roche and Trimeris fully appreciate the compelling need for FUZEON and are working diligently to bring FUZEON to patients with the greatest medical need as early as possible and in the greatest number possible, but also in a manner to ensure continuity of supply. Considerable investment has already been made and will be further committed to increase capacity for FUZEON production to accommodate the potentially increasing demand for this important medication.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals, diagnostics and vitamins. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery and development of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. Trimeris has two anti-HIV drug candidates in clinical development. FUZEON, currently in Phase III clinical trials, is the most advanced compound in development. A New Drug Application (NDA) and Marketing Authorisation Application (MAA) have been submitted for FUZEON with the US FDA and the EU EMEA, respectively. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche. For more information about Trimeris, Inc., visit the company’s website at www.trimeris.com

Trimeris Safe Harbor Statement

Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris’ previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from past results. For a more detailed description of factors that could cause or contribute to such differences, please see Trimeris’ filings with the Securities and Exchange Commission.

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